Exhibit 4.2

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of September  29, 2025, between Origin Agritech Ltd., a company incorporated in the British Virgin Islands (the “Company”), whose shares are listed on NASDAQ (stock symbol: SEED), and Agriflag Company Limited, being the purchaser identified on the signature page hereto (the “Purchaser”) and affiliate of the Chief Executive Officer of the Company.

WHEREAS, as of the date of this Agreement, the Company has a total of 7,846,318 ordinary shares, no par value (the “Ordinary Shares”) issued and outstanding, and that subject to the terms and conditions set forth in this Agreement and pursuant to an exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”, the Company desires to issue and sell to the Purchaser, and the Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the purchase price and the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt, sufficiency and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth below:

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Closing” means the closing of the purchase and sale of the Shares pursuant to Section 2.1.

“Commission” means the United States Securities and Exchange Commission.

“Per Share Purchase Price” equals US$1.20.

“Shares” means the Ordinary Shares of the Company that are being purchased hereunder.

“Subscription Amount” means, as to the Purchaser, the aggregate amount to be paid for the Shares purchased hereunder as specified below on the signature page to this Agreement of the Purchaser and next to the heading “Subscription Amount, “to be paid in United States dollars or equivalent as agreed by the Company and in immediately available funds.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

ARTICLE II.
PURCHASE AND SALE

2.1            Closing. On the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell and the Purchaser agrees to purchase, an aggregate of 2,000,000 Shares at an aggregate Subscription Amount of USD$2,400,000.

The Company shall deliver to the Purchaser its Ordinary Shares being purchased as of the date of the Closing (the “Closing Date”) against delivery of the Subscription Amount, and upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3. The Closing shall occur remotely or at a location as the parties shall mutually agree.

It is agreed by the purchaser that the Shares are being purchased as “restricted stock” pursuant to the Securities Act and will bear a restricted legend and stop order restriction in the stock records of the Company.

2.2            Deliveries.

On or prior to the Closing Date, the Purchaser shall deliver or cause to be delivered to the Company the following:

(i)            this Agreement duly executed by the Purchaser; and

(ii)           the Purchaser’s Subscription Amount.

On or after the deliveries made by the Purchaser, the Company shall cause to be delivered to the Purchaser the following:

(i)            evidence of registration of the Shares being purchased, by means of book entry, provided that the Purchaser may request a physical share certificate; and

(ii)           evidence of the listing of additional shares from Nasdaq for the sale of the Shares.

2.3            Closing Conditions.

(a)           The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i)            the delivery by the Purchaser of the items set forth in Section 2.2;

(ii)           notice of acceptance of the listing of additional ordinary shares issued by NASDAQ; and

(iii)          the truthfulness and accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or material adverse effect, in all respects) when made and on the date of this Agreement and at the particular Closing Date of the representations and warranties of the Purchaser contained herein (unless as of a specific date therein in which case they shall be accurate in all material respects as of such date).

(b).          The respective obligations of the Purchaser hereunder in connection with the Closing are subject to the following conditions being met:

(i)            all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(ii)           the delivery by the Company of the items set forth in Section 2.2 of this Agreement;

(iii)          there shall have been no material adverse effect with respect to the Company since the date hereof; and

(iv)          the truthfulness and accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or material adverse effect, in all respects) when made and on the date of this Agreement and at the particular Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate in all material respects as of such date).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1            Representations and Warranties of the Company. Except as otherwise set forth in the Company’s Form 20-F for the fiscal year ended September 30, 2024, as filed on April 11, 2025 (the “Annual Report”) and the Form 6-K for the month of June 2025 as filed June 26, 2025 (together the “SEC Reports”), which information shall be deemed a part hereof and shall qualify any representation or otherwise made herein, the Company hereby makes the following representations and warranties to the Purchaser:

(a)            Issuance of the Securities; No Issuance Registration. The Shares are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company, other than restrictions on transfer provided by the Securities Act and applicable state and foreign law.

(b)            Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the filing of the latest SEC Report, there has been no event, occurrence or development that has had or that could reasonably be expected to result in a material adverse effect on the Company.

(c)            Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Shares to the Purchaser.

3.2            Representations and Warranties of the Purchaser. The Purchaser, hereby represents and warrants as of the date hereof and as of the date of this Agreement and the Closing Date to the Company as follows (unless as of a specific date therein, in which case they shall be accurate as of such date):

(a)            The Shares to be acquired by Purchaser are being acquired or will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser does not currently have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person, entity or to any third person or entity, with respect to any of the shares.

(b)            The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act (an “Accredited Investor”) by reason of the entity having as its sole director, officer and shareholder the Chief Executive Officer of the Company.

(c)            The Purchaser understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws, and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Shares.

(d)            The Purchaser and its advisors, if any, have been furnished with the SEC Reports, which contain financial information and risk factors about the Company, and considered all factors that the Purchaser deems material in deciding on the advisability of investing in the Shares. The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company, and to obtain additional information to the extent the Company possesses or can reasonably obtain the requested information.

(e)            The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares.

(f)             The Purchaser understands that the Shares have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are characterized as “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless the Shares are subsequently registered with the Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy. The Purchaser understands that the book entries evidencing the Shares (or certificates) may bear the following or substantially similar legend:

“The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and have been acquired for investment and not with a view to, or in connection with, the sale or distribution thereof. No such transfer may be effected without an effective registration statement related thereto or an opinion of counsel in a form satisfactory to the Company that such registration is not required under the Securities Act of 1933, as amended. The securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the securities.”

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1            Securities Laws Disclosure; Publicity. The Company shall within five Trading Days after the Closing Date issue a press release disclosing the material terms of the transactions contemplated hereby, and file a Current Report on Form 6-K the content of the press release and file as an exhibit thereto this Agreement with the Commission within the time required by the United States Federal securities laws.

4.2            Use of Proceeds. The Company shall use the net proceeds from the sale of the Shares hereunder for working capital and/ debt repayments purposes for the Company taken as a whole, including for the operations of the subsidiaries and affiliated entities in whatever jurisdiction of their operation.

4.3            Listing of Ordinary Shares. The Company hereby agrees to use commercially reasonable efforts to maintain the listing or quotation of the Ordinary Shares on the Trading Market on which it is currently listed, and prior to the Closing.

ARTICLE V.
MISCELLANEOUS

5.1            Termination.  This Agreement may be terminated by the Purchaser as to the Purchaser’s obligations hereunder, provided, however, that no such termination will affect the right of the Company to sue for any breach by the Purchaser. The Company may terminate this Agreement at any time, for any reason, and the Purchaser will have no recourse other than to the return of any of the Subscription Amount paid, without interest or deduction.

5.2            Entire Agreement. This Agreement, together with any exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.3            Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

[Signature Pages to Follow]

(Signature Pages In Relation to Agriflag Securities Purchase Agreement)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Origin AGRITECH LTD.		Address for Notice:

By:	/S/ Han Gengchen
	Name: HAN GENGCHEN	Email Address:
	Title: CHAIRMAN	ghan@originseed.com.cn

IN WITNESS WHEREOF, the undersigned has caused this Securities Purchase Agreement to be duly executed by its respective authorized signatories as of the date first indicated above.

Name of Purchaser: Agriflag Company Limited

Signature of Authorized Signatory of Purchaser: ___/S/ Weibin Yan___________________

Name of Authorized Signatory:         Weibin Yan

Title of Authorized Signatory:           Sole Shareholder of Purchaser

Email Address of Authorized Signatory:

Address for Notice to Purchaser (will be used for share registry with transfer agent):

Total Subscription Amount: $2,400,000___________ Subscription Price: USD$1.2 per share

Total Number of Shares: 2,000,000

Enclosures of a passport photocopy of the person(s) signing for the Purchaser and the formation document of the Purchaser.